News Release

Tutor Perini Reports Fourth-Quarter and Fiscal 2014 Results

•	Revenue of $4.5 billion in 2014, up 8% compared to $4.2 billion in 2013
•	Income from construction operations of $241.7 million in 2014, up 19% compared to $203.8 million in 2013
•	Diluted EPS of $2.20 in 2014, up 22% compared to $1.80 in 2013
•	Backlog of $7.8 billion at end of 2014, up 13% compared to $7.0 billion at end of 2013

SYLMAR, California – (BUSINESS WIRE) – February 26, 2015 – Tutor Perini Corporation (NYSE: TPC) (the “Company”), a leading civil and building construction company, today reported results for the fourth quarter and fiscal year ended December 31, 2014.

Fourth-Quarter and Fiscal 2014 Results

Revenues were $1.2 billion and $4.5 billion for the fourth quarter and fiscal 2014, respectively, compared to $1.1 billion and $4.2 billion for the same periods in 2013. Income from construction operations was $64.4 million and $241.7 million for the fourth quarter and fiscal 2014, respectively, compared to $70.2 million and $203.8 million for the same periods in 2013. Net income was $27.7 million and $107.9 million for the fourth quarter and fiscal 2014, respectively, compared to $33.3 million and $87.3 million for the same periods in 2013. Diluted earnings per share (EPS) were $0.56 and $2.20 for the fourth quarter and fiscal 2014, respectively, compared to $0.68 and $1.80 for the same periods in 2013.

Revenue increased 9.3% in the fourth quarter of 2014 compared to the same quarter last year due primarily to increased activity on mass transit projects in California and New York and an industrial building project in California. The decrease in net income for the fourth quarter of 2014 was due primarily to decreased activity on certain higher-margin projects and tunnel projects on the West Coast, which was partially offset by the increased revenue. Revenue increased 7.6% in fiscal 2014 due primarily to increased activity on projects at Hudson Yards in New York, electrical and mechanical projects on the East Coast, mass transit projects in California and New York, and bridge projects in the Midwest and New York. This increase was partially offset by decreased activity on hospitality and gaming projects in various states, healthcare projects in California, and tunnel projects on the West Coast. The increase in fiscal 2014 net income was due primarily to the increased revenue and net favorable adjustments to anticipated recoveries associated with two legal rulings issued in the second quarter of 2014.

The Company generated $86.7 million of cash from operating activities in the fourth quarter of 2014, compared to $61.8 million in the same quarter last year, and used $56.7 million of cash from operating activities in fiscal 2014, compared to generating $50.7 million in fiscal 2013. The cash generation in the fourth quarter of 2014 was partly due to payments received related to legal settlements and strong collections across all segments. The cash usage in 2014 was primarily driven by the timing of payments across all segments. At December 31, 2014, working capital was $1.1 billion, an increase of $326.5 million from $787.4 million at December 31, 2013. The Company believes its financial position and available borrowing under existing credit arrangements are sufficient to support the Company’s current backlog and anticipated new work.

Backlog Remains Strong at $7.8 Billion

The backlog of uncompleted construction work at December 31, 2014 was approximately $7.8 billion, an increase of $0.8 billion, or 12.6%, from $7.0 billion reported at December 31, 2013. The Company’s fourth-quarter revenue of $1.2 billion exceeded the volume of new awards and adjustments to contracts in process, which together totaled approximately $948.0 million, resulting in a backlog decline of approximately $0.3 billion, or 3.1%, compared to the third quarter of 2014. This decline followed a period of six consecutive quarters of increased backlog. The strong year-over-year increase in backlog was driven primarily by the awards of two mass transit projects in New York collectively valued at $844 million, a $255 million multi-unit residential tower project in Florida, a $243 million runway reconstruction project in New York, two hospitality and gaming projects in Mississippi and California collectively valued at $225 million, a $211 million healthcare facility project in California, three bridge projects in Wisconsin and Minnesota collectively valued at $181 million, a $120 million retail development project in California, and a $113 million technology building project in California. Significant awards received during the fourth quarter included an $88 million mass transit electrical project in New York, an $87 million mass transit electrical project in California, two mechanical contracts collectively valued at $64 million for work at the World Trade Center in New York, and a $63 million educational facility project in California.

Outlook and Guidance

Reflecting on the Company’s results, Ronald Tutor, Chairman and Chief Executive Officer, remarked, “The Company had another excellent year in 2014 with many successes despite certain delays. I am particularly pleased with our strong growth in revenue, operating income, and backlog during the year. Our backlog remains at a very healthy level and provides a solid foundation and good visibility for continued strong performance in 2015 and beyond. Our end markets have remained strong, offering a large pipeline of project opportunities across all of our segments, and I anticipate continued strength and improvement across these markets.”

Based on the current market outlook and expectations, the Company is introducing its fiscal 2015 guidance, with revenue expected in the range of $5.0 billion to $5.5 billion and diluted EPS expected in the range of $2.20 to $2.50. As is typical in our business, our earnings in 2015 are expected to be weighted towards the second half of the year.

Fourth-Quarter Conference Call

The Company will host a conference call at 2:00 PM Pacific Time on Thursday, February 26, 2015, to discuss the fourth-quarter and full-year results. To participate in the conference call, please dial 877-407-8293 five to ten minutes prior to the scheduled time. International callers should dial +1-201-689-8349.

The conference call will be webcasted live over the internet and can be accessed on Tutor Perini's website at www.tutorperini.com. To listen to the webcast, please visit Tutor Perini's website at least fifteen minutes prior to the start of the call to register, download, and install any necessary software. For those unable to participate during the live call, the webcast will be available for replay shortly after the call on Tutor Perini's website.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning, and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials, and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing, and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future and statements regarding future guidance or estimates and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the Company’s ability to realize the anticipated economic and business benefits of its acquisitions and its strategy to assemble and operate a Specialty Contractors business segment; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenue, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects and the impact of changing economic conditions on federal, state and local funding for infrastructure projects; possible changes or developments in international or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; and other risks and uncertainties discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission on February 26, 2015. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Vice President, Investor Relations & Corporate Communications

www.tutorperini.com

Tutor Perini Corporation
Consolidated Balance Sheets
(Dollars in thousands, except par value)

	At December 31,
	2014	2013
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$135,583	$119,923
Restricted cash	44,370	42,594
Accounts receivable, including retainage	1,479,504	1,291,246
Costs and estimated earnings in excess of billings	726,402	573,248
Deferred income taxes	17,962	8,240
Other current assets	68,735	50,669
Total current assets	2,472,556	2,085,920

Long-term investments	—	46,283
Property and equipment, net	527,602	498,125
		—
Goodwill	585,006	577,756

Intangible assets, net	100,254	113,740

Other	87,897	75,614

Total assets	$3,773,315	$3,397,438

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$81,292	$114,658
Accounts payable, including retainage	798,174	758,225
Billings in excess of costs and estimated earnings	319,296	267,586
Accrued expenses and other current liabilities	159,814	158,017
Total current liabilities	1,358,576	1,298,486

Long-term debt, less current maturities	784,067	619,226

Deferred income taxes	150,371	114,333
Other long-term liabilities	114,796	117,858
Total liabilities	2,407,810	2,149,903

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS’ EQUITY:
Preferred stock, $1 par value:
Authorized – 1,000,000 shares
Issued and outstanding – none	—	—
Common stock, $1 par value:
Authorized – 75,000,000 shares
Issued and outstanding – 48,671,492 shares and 48,421,467 shares	48,671	48,421
Additional paid-in capital	1,025,941	1,007,918
Retained earnings	332,511	224,575
Accumulated other comprehensive loss	(41,618)	(33,379)
Total stockholders' equity	1,365,505	1,247,535

Total liabilities and stockholders' equity	$3,773,315	$3,397,438

Tutor Perini Corporation
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Revenues	$1,201,877	$1,099,291	$4,492,309	$4,175,672

Cost of operations	1,072,154	959,556	3,986,867	3,708,768

Gross profit	129,723	139,735	505,442	466,904

General and administrative expenses	65,327	69,560	263,752	263,082

INCOME FROM CONSTRUCTION OPERATIONS	64,396	70,175	241,690	203,822

Other expense, net	1,252	(5,026)	(9,536)	(18,575)
Interest expense	(11,731)	(11,642)	(44,716)	(45,632)

Income before income taxes	53,917	53,507	187,438	139,615

Provision for income taxes	(26,195)	(20,248)	(79,502)	(52,319)

NET INCOME	$27,722	$33,259	$107,936	$87,296

BASIC EARNINGS PER COMMON SHARE	$0.57	$0.69	$2.22	$1.82

DILUTED EARNINGS PER COMMON SHARE	$0.56	$0.68	$2.20	$1.80

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	48,671	48,194	48,562	47,851
Effect of dilutive stock options and restricted stock units	723	549	552	738
DILUTED	49,394	48,743	49,114	48,589

Tutor Perini Corporation
Consolidated Statements of Cash Flows
(In thousands)

	Twelve Months Ended December 31,
	2014	2013
Cash Flows from Operating Activities:
Net income	$107,936	$87,296
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	55,972	59,410
Stock-based compensation expense	18,615	6,623
Excess income tax benefit from stock-based compensation	(787)	(1,148)
Deferred income taxes	21,460	9,009
Loss on sale of investments	1,786	—
Loss on sale of property and equipment	801	49
Other long-term liabilities	3,074	23,107
Other non-cash items	3,273	(3,719)
Changes in other components of working capital	(268,808)	(129,899)
NET CASH PROVIDED BY (USED) IN OPERATING ACTIVITIES	(56,678)	50,728

Cash Flows from Investing Activities:
Acquisition of property and equipment excluding financed purchases	(75,013)	(42,360)
Proceeds from sale of property and equipment	5,335	2,663
Proceeds from sale of available-for-sale securities	44,497	—
Change in restricted cash	(1,776)	(3,877)
NET CASH PROVIDED BY (USED) IN INVESTING ACTIVITIES	(26,957)	(43,574)

Cash Flows from Financing Activities:
Proceeds from debt	1,156,739	653,280
Repayment of debt	(1,026,349)	(676,795)
Business acquisition related payments	(26,430)	(31,038)
Excess income tax benefit from stock-based compensation	787	1,148
Issuance of common stock and effect of cashless exercise	(1,771)	(1,882)
Debt issuance costs	(3,681)	—
NET CASH PROVIDED BY (USED) IN FINANCING ACTIVITIES	99,295	(55,287)

Net Increase (Decrease) in Cash and Cash Equivalents	15,660	(48,133)
Cash and Cash Equivalents at Beginning of Year	119,923	168,056
Cash and Cash Equivalents at End of Period	$135,583	$119,923

Supplemental Disclosure of Cash Paid For:
Interest	$45,236	$41,207
Income taxes	$75,494	$28,898
Supplemental Disclosure of Non-cash Transactions:
Property and equipment acquired through financing arrangements not included above	$816	$16,689
Grant date fair value of common stock issued for services	$6,261	$18,290

Tutor Perini Corporation
Segment Information
(In thousands)

	Reportable Segments
			Specialty				Consolidated
Three Months Ended	Civil	Building	Contractors	Totals	Corporate		Total
December 31, 2014
Total revenues	$459,811	$436,359	$331,292	$1,227,462	$-		$1,227,462

Elimination of intersegment revenues	(11,032)	(14,553)	-	(25,585)	-		(25,585)

Revenues from external customers	$448,779	$421,806	$331,292	$1,201,877	$-		$1,201,877

Income from construction operations	$64,523	$(3,959)	$19,672	$80,236	$(15,840)	*	$64,396

Three Months Ended
December 31, 2013
Total revenues	$455,433	$361,040	$309,300	$1,125,773	$-		$1,125,773

Elimination of intersegment revenues	(11,881)	(14,044)	(557)	(26,482)	-		(26,482)

Revenues from external customers	$443,552	$346,996	$308,743	$1,099,291	$-		$1,099,291

Income from construction operations	$73,184	$3,724	$4,425	$81,333	$(11,158)	*	$70,175

	Reportable Segments
			Specialty				Consolidated
Twelve Months Ended	Civil	Building	Contractors	Totals	Corporate		Total
December 31, 2014
Total revenues	$1,730,468	$1,558,431	$1,301,328	$4,590,227	$-		$4,590,227

Elimination of intersegment revenues	(43,324)	(54,594)	-	(97,918)	-		(97,918)

Revenues from external customers	$1,687,144	$1,503,837	$1,301,328	$4,492,309	$-		$4,492,309

Income from construction operations	$220,554	$24,697	$50,998	$296,249	$(54,559)	*	$241,690

Twelve Months Ended
December 31, 2013
Total revenues	$1,519,370	$1,622,705	$1,182,844	$4,324,919	$-		$4,324,919

Elimination of intersegment revenues	(77,954)	(70,726)	(567)	(149,247)	-		(149,247)

Revenues from external customers	$1,441,416	$1,551,979	$1,182,277	$4,175,672	$-		$4,175,672

Income from construction operations	$177,667	$24,579	$49,008	$251,254	$(47,432)	*	$203,822

* Consists primarily of corporate general and administrative expenses.

Tutor Perini Corporation
Backlog Information
(In millions)

			Revenues
	Backlog at September 30, 2014	New Business Awarded (1)	Recognized in the Three Months Ended December 31, 2014	Backlog at December 31, 2014

Civil	$ 3,886.4	$ 125.5	$ (448.7)	$ 3,563.2
Building	2,188.0	421.7	(421.9)	2,187.8
Specialty Contractors	2,011.2	400.8	(331.3)	2,080.7
Total	$ 8,085.6	$ 948.0	$ (1,201.9)	$ 7,831.7

	Backlog at December 31, 2013	New Business Awarded (1)	Revenues Recognized in the Twelve Months Ended December 31, 2014	Backlog at December 31, 2014

Civil	$ 3,538.1	$ 1,712.2	$ (1,687.1)	$ 3,563.2
Building	1,755.1	1,936.6	(1,503.9)	2,187.8
Specialty Contractors	1,661.1	1,720.9	(1,301.3)	2,080.7
Total	$ 6,954.3	$ 5,369.7	$ (4,492.3)	$ 7,831.7

(1) New business awarded consists of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.